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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 28, 2007, with respect to the consolidated financial statements of Celldex Therapeutics, Inc. and Subsidiary (which contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", effective January 1, 2006) included in this Registration Statement and related Prospectus of AVANT Immunotherapeutics, Inc., in conjunction with the proposed merger of AVANT Immunotherapeutics, Inc. and Celldex Therapeutics, Inc.

/s/ Ernst & Young LLP

Metro Park, New Jersey
December 21, 2007

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm